                                                   Exhibit 99.1

News Release

Contacts:
First Solar, Inc.
Jens Meyerhoff	Larry Polizzotto
Chief Financial Officer	Vice President, Investor Relations
(602) 414 - 9315	(602) 414 - 9315
investor@firstsolar.com	lpolizzotto@firstsolar.com

First Solar, Inc. Announces 2009 Third Quarter Financial Results
Fiscal 2009 Revenue Guidance Expected at the High End of the Prior Guidance Range

Tempe, Ariz. —  October 28, 2009 — First Solar, Inc. (Nasdaq: FSLR) today announced its financial results for the third quarter ended September 26, 2009. Quarterly revenues were $480.9 million and excluded the Sarnia project, which was over 65% completed at quarter end. Revenues were $525.9 million in the second quarter of fiscal 2009 and $348.7 million in the third quarter of fiscal 2008.

Revenues for the first nine months of fiscal 2009 were $1,424.9 million compared to $812.7 million for the first nine months of fiscal 2008.

Net income for the third quarter of fiscal 2009 was $153.3 million or $1.79 per share on a fully diluted basis, down from $180.6 million or $2.11 per share on a fully diluted basis for the second quarter of fiscal 2009 and up from $99.3 million or $1.20 per share on a fully diluted basis for the third quarter of fiscal 2008.

The Company has also posted its Earnings Call Presentation, which includes updated guidance for fiscal 2009 on the Company’s web site. The Company expects full year fiscal 2009 revenue at the updated guidance range of $1.975 to $2.025 billion, which is at the high end of the previously provided guidance range.

First Solar will discuss these results and outlook for fiscal 2009 in a conference call scheduled for today at 1:30 p.m. MST (4:30 p.m. EDT). Investors may access a live audio webcast of this conference call or the Earnings Call Presentation in the Investors section of the Company’s web site at www.firstsolar.com. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Monday, November 2, 2009 at 11:59 p.m. EDT and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering access code 1744958. A replay of the webcast will be available on the Investor section on the Company’s Web site approximately two hours after the conclusion of the call and will remain available for 90 calendar days. If you are a subscriber of FactSet and Thomson One, you can obtain a written transcript within 2 hours.

About First Solar, Inc.

First Solar, Inc. (Nasdaq: FSLR) is changing the way the world is powered by creating truly sustainable solar energy solutions. First Solar manufactures solar modules with an advanced semiconductor technology and provides comprehensive PV system solutions. By constantly decreasing manufacturing costs, First Solar is creating an affordable and environmentally responsible alternative to fossil-fuel generation. First Solar modules are most effective when demand for traditional forms of energy is at its peak. First Solar set the benchmark for environmentally responsible product life cycle management by introducing the industry's first comprehensive, pre-funded collection and recycling program for solar modules. From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating cost-effective renewable energy solutions that protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com, or www.firstsolar.com/media to download photos.

For First Solar Investors:

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company's business involving the company's products, their development and distribution, economic and competitive factors and the company's key strategic relationships and other risks detailed in the company's filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

FIRST SOLAR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
 (Unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008
Net sales	$480,851	$348,694	$1,424,935	$812,650
Cost of sales	235,858	153,251	646,562	368,183
Gross profit	244,993	195,443	778,373	444,467
Operating expenses:
Research and development	24,136	9,952	54,445	22,437
Selling, general and administrative	53,990	48,995	176,231	121,292
Production start-up	4,076	6,344	12,809	23,727
Total operating expenses	82,202	65,291	243,485	167,456
Operating income	162,791	130,152	534,888	277,011
Foreign currency gain (loss)	114	(1,889)	2,187	(468)
Interest income	2,398	5,323	6,449	16,931
Interest expense, net	(89)	(127)	(4,851)	(131)
Other expense, net	(247)	(360)	(2,676)	(1,179)
Income before income taxes	164,967	133,099	535,997	292,164
Income tax expense	11,623	33,830	37,479	76,605
Net income	$153,344	$99,269	$498,518	$215,559
Net income per share:
Basic	$1.82	$1.23	$5.99	$2.70
Diluted	$1.79	$1.20	$5.88	$2.63
Weighted-average number of shares used in per share calculations:
Basic	84,179	80,430	83,196	79,789
Diluted	85,892	82,436	84,724	82,016

FIRST SOLAR, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
 (Unaudited)

	September 26, 2009	December 27, 2008
ASSETS
Current assets:
Cash and cash equivalents	$364,814	$716,218
Marketable securities — current	158,847	76,042
Accounts receivable, net	348,965	61,703
Inventories — current	178,032	121,554
Project assets — current	58,017	—
Economic development funding receivable	—	668
Deferred tax asset, net — current	15,362	9,922
Prepaid expenses and other current assets	79,355	91,294
Total current assets	1,203,392	1,077,401
Property, plant and equipment, net	962,732	842,622
Project assets — noncurrent	102,692	—
Deferred tax asset, net — noncurrent	117,449	61,325
Marketable securities — noncurrent	306,415	29,559
Restricted cash and investments — noncurrent	37,173	30,059
Investment in related party	25,000	25,000
Goodwill	284,005	33,829
Inventories — noncurrent	11,434	—
Other assets — noncurrent	44,780	14,707
Total assets	$3,095,072	$2,114,502
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$72,338	$46,251
Income tax payable	17,555	99,938
Accrued expenses	142,490	140,899
Current portion of long-term debt	29,169	34,951
Other liabilities — current	85,107	59,738
Total current liabilities	346,659	381,777
Accrued collection and recycling liabilities	76,932	35,238
Long-term debt	163,320	163,519
Other liabilities — noncurrent	48,987	20,926
Total liabilities	635,898	601,460
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 85,071,436 and 81,596,810 shares issued and outstanding at September 26, 2009 and December 27, 2008, respectively	85	82
Additional paid-in capital	1,632,911	1,176,156
Contingent consideration	2,844	—
Accumulated earnings	859,743	361,225
Accumulated other comprehensive loss	(36,409)	(24,421)
Total stockholders’ equity	2,459,174	1,513,042
Total liabilities and stockholders’ equity	$3,095,072	$2,114,502